Exhibit 10.3

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT (this “First Amendment”) dated as of July 7, 2017, by and between ROVI CORPORATION, a Delaware corporation (“Sublandlord”) and RADIUS HEALTH, INC., a Delaware corporation (“Subtenant”).

RECITALS

WHEREAS, Sublandlord is the tenant under that certain Lease with KBSIII CROSSPOINT AT VALLEY FORGE TRUST (as successor-in-interest to DIV VALLEY FORGE LIMITED PARTNERSHIP) (the “Landlord”), dated February 11, 2014 (the “Main Lease”) for certain premises in the building located at 550 Swedesford Road, Wayne, Pennsylvania, and comprising approximately 64,967 rentable square feet (the “Premises”);

WHEREAS, Subtenant is the Subtenant under that certain Sublease Agreement dated as of March 11, 2016, by and between Sublandlord and Subtenant (the “Sublease”), demising a portion of the Premises, which portion is described as the “Sublease Premises” in the Sublease;

WHEREAS, pursuant to the Sublease, the rentable area of the Sublease Premises (prior to adjustment by this First Amendment), consists of approximately 14,000 rentable square feet of the Premises;

WHEREAS, pursuant to the Sublease, the term of the Sublease (prior to extension by this First Amendment), commenced on May 1, 2016, and ends on April 30, 2019;
WHEREAS, Sublandlord and Subtenant desire to amend the Sublease by, among other things, and subject to the terms hereof, (i) extending the term thereof to October 31, 2025, (ii) adding to the Subleased Premises certain contiguous additional space in the Premises (on the 3rd floor of the Building) consisting of approximately 12,401 rentable square feet (the “Additional Space”), (iii) providing an option for Sublandlord to deliver to Subtenant certain contiguous expansion space in the Premises (on the 3rd floor of the Building) consisting of approximately 8,000 rentable square feet (the “Expansion Space”), (iv) providing Subtenant with the continuing right of first offer to certain other space in the Premises, (v) modifying the Base Rent thereof and Subtenant’s Proportionate Share, and (vi) further amending the Sublease as hereinafter provided.

NOW THEREFORE, for good and valuable consideration, Sublandlord and Subtenant hereby agree as follows:

1.All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Sublease.

2.    From and after the date of Landlord’s written consent to this First Amendment (the “Effective Date”), the Sublease is amended as follows:

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A.    The term of the Sublease is hereby modified so that it expires on October 31, 2025 (the “Expiration Date”), subject to Subtenant’s limited termination right set forth in Paragraph 9 hereof.

B.    The definition of “Base Rent” (also called “Sublease Base Rental Rate”) in Section 1.10 of the Sublease is hereby modified so that (i) the Base Rent for the period from May 1, 2017 to April 30, 2018 shall be an annual amount equal to $32.29 per rentable square foot of the Sublease Premises, (ii) the Base Rent for the period from May 1, 2018 to April 30, 2019 shall be an annual amount equal to $33.09 per rentable square foot of the Sublease Premises, (iii) the Base Rent for the period from May 1, 2019 to April 30, 2020 shall be an annual amount equal to $33.92 per rentable square foot of the Sublease Premises, (iv) the Base Rent for the period from May 1, 2020 to April 30, 2021 shall be an annual amount equal to $34.77 per rentable square foot of the Sublease Premises, (v) the Base Rent for the period from May 1, 2021 to April 30, 2022 shall be an annual amount equal to $35.64 per rentable square foot of the Sublease Premises, (vi) the Base Rent for the period from May 1, 2022 to April 30, 2023 shall be an annual amount equal to $36.53 per rentable square foot of the Sublease Premises, (vii) the Base Rent for the period from May 1, 2023 to April 30, 2024 shall be an annual amount equal to $37.44 per rentable square foot of the Sublease Premises, (viii) the Base Rent for the period from May 1, 2024 to April 30, 2025 shall be an annual amount equal to $38.38 per rentable square foot of the Sublease Premises, and (ix) the Base Rent for the period from May 1, 2025 to October 31, 2025 shall be an annual amount equal to $39.34 per rentable square foot of the Sublease Premises. As of the Additional Space Delivery Date (as hereinafter defined), Subtenant’s Proportionate Share shall be deemed to equal 40.64%.

C.    Upon the date (the “Additional Space Delivery Date”) of delivery of the Additional Space by Sublandlord to Subtenant with Sublandlord’s Demising Work (as hereinafter defined) substantially complete, the rentable area of the Subleased Premises shall be deemed to consist of 26,401 rentable square feet of space, and the Base Rent shall commence with respect to the Additional Space. The references to “Rent Commencement Date” in the Sublease shall not be applicable to the Additional Space, as there shall be no “free rent” or other rent concession applicable to such space. Sublandlord, at its sole cost and expense, shall, after Landlord’s written consent to this Sublease is obtained, work in a commercially reasonable diligent manner (without any requirement to use overtime labor) to remove a minimum of six (6) lineal feet of wall to create a new opening connecting the existing Sublease Premises and the Additional Space, and shall close off the balance of the Additional Space from the Premises by means of a demising wall (and shall make such reasonably necessary repairs and/or replacements to carpet, ceiling tiles, lighting fixtures, paint, and such other finishes to the extent the same are damaged by the work creating such new opening and installing such new demising wall) (“Sublandlord’s Demising Work”). Subtenant agrees to accept the Additional Space in its “as is” condition, subject to Sublandlord’s obligation to perform Sublandlord’s Demising Work. Subtenant has been provided with the opportunity to examine the condition and repair of all mechanical, electrical, plumbing, and life safety systems within the Additional Space, and agrees that the same are in good operating condition and repair as of the date of this Sublease, and Subtenant acknowledges and agrees that (i) Sublandlord’s Demising Work shall not include any repairs needed due to any change in such condition and repair between the date hereof and the Additional Space Delivery Date, and (ii) that the responsibility for making (or

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causing Landlord to make) any such repairs are fully addressed in the Sublease. Upon the Effective Date (if the same is not the Additional Space Delivery Date), Sublandlord shall provide reasonable early access to the Additional Space to Subtenant for Subtenant’s installation of its telecommunications and business equipment, provided that Subtenant’s work in the space does not interfere with Sublandlord’s performance of the Sublandlord’s Demising Work. Subtenant shall not be required to pay rent for the Additional Space during such early access period, if any, prior to the Additional Space Delivery Date.

D.    Effective as of the Additional Space Delivery Date, Exhibit A attached to the Sublease shall hereby be deleted in its entirety and replaced with Exhibit A attached hereto (showing the Sublease Premises consisting of the originally demised Subleased Premises and the Additional Space).

E.    Section 16.4 of the Sublease (Renewal Options) is hereby deleted in its entirety.

F.    To the extent that Landlord consents thereto, Section 5.5.2 of the Sublease, with respect to use of or access to the Common Areas, is hereby modified to allow Subtenant to request the Overlandlord’s consent or approval directly, provided that written notice of each such consent or approval request (and response) is simultaneously delivered to Sublandlord, and provided, further, that (a) Subtenant is not then in default under the Sublease, and (b) any payment due (if any) with respect to such use or access is made directly to Landlord at the time of such consent or approval, and (c) Sublandlord has no material liability with respect to any such use or access.

G.    To the extent that Landlord consents thereto, Section 8.2 of the Sublease is hereby modified to permit Subtenant to sub-sublet less than the entire Sublease Premises to another party (subject to all of the other terms and conditions applicable to sub-subletting under the Sublease), provided that (a) Tenant shall pay for and perform the demising work required therefor at its sole cost and expense (and shall restore such work to its prior condition at the end of the term at its sole cost and expense), (b) Subtenant shall not then be in default under the Sublease (and an Event of Default shall not have occurred under the Sublease), and (c) no more than two (2) occupiable spaces (e.g., two (2) sub-sublet spaces, or one (1) sub-sublet space and one (1) retained space for Subtenant) shall be demised in the Sublease Space at any one time.

3.    Sublandlord and Subtenant each hereby represent that it has not dealt with or had any conversations or negotiations with any broker or finder concerning this First Amendment other than Cushman & Wakefield of Pennsylvania, Inc. (“Broker”). Sublandlord and Subtenant each shall indemnify, defend and hold the other harmless from and against any claims for any brokerage commissions or other compensation, and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses which are made by any broker or finder (other than Broker) who claims to have dealt with the indemnifying party or its representatives in connection with this transaction. Sublandlord shall pay the commissions of Broker, as earned, pursuant to a separate agreement between Sublandlord and the Broker. The provisions of this Section shall survive the expiration or earlier termination of the Sublease.

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4.    Sublandlord and Subtenant each hereby warrant and represent that all requisite third party consents required in connection with the execution and delivery of this First Amendment have been obtained.

5.    Except as amended by this First Amendment, the Sublease shall remain in full force and effect according to its terms. The parties hereby ratify and reaffirm the Sublease as modified herein.

6.    This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic version of an executed counterpart shall constitute an original counterpart for the purposes of this Agreement.

7.    The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns.

8.    Sublandlord shall submit a request for consent to this First Amendment to Landlord promptly after the full execution hereof and shall use commercially reasonable efforts to diligently pursue an answer to such request, and Subtenant shall use commercially reasonable efforts to cooperate with the same. In the event Landlord’s consent to this First Amendment is not obtained on or before October 1, 2017, then (i) Subtenant shall have the right to terminate this First Amendment by giving written notice to Sublandlord at any time after October 1, 2017 (but prior to the receipt of Landlord’s consent); and (ii) Sublandlord shall have the right to terminate this First Amendment by giving written notice to Subtenant at any time after October 1, 2017 (but prior to the receipt of Landlord’s consent); and upon either of such notices this First Amendment shall terminate and be of no further force and effect except for those obligations which are specifically provided to survive such termination. In no event shall Subtenant have any right to occupy the Additional Space unless and until such consent of Landlord to this First Amendment is received.

9.    Subject to the terms and provisions contained herein, if Sublandlord shall deliver to Subtenant a notice (the “Expansion Space Notice”) between September 30, 2020 and December 31, 2020 (the “Expansion Space Notice Period”) identifying at least 8,000 rentable square feet of space (in a commercially reasonable configuration) in the balance of the Premises immediately adjacent to then-applicable Sublease Premises (the “Expansion Space”), then the Expansion Space shall become part of the Sublease Premises (and Subtenant’s Proportionate Share shall be appropriately adjusted) upon the date of delivery to Subtenant with Sublandlord’s Demising Work (as applicable to the Expansion Space) substantially complete, and the Base Rent (per rentable square foot), and all of the other terms and conditions of the Sublease, shall be applicable to the Expansion Space upon such delivery. Unless otherwise agreed upon by the parties, Sublandlord shall not deliver the Expansion Space to Subtenant prior to May 1, 2022. If Sublandlord shall not have delivered the Expansion Space Notice during the Expansion Space Notice Period, then Subtenant shall have the right to send a reminder notice (the “Expansion Space Wake-Up Notice”) to Sublandlord within thirty (30) days after the expiration of the Expansion Space Notice Period, time being of the essence, referencing the Sublease and any amendments thereto and this paragraph of the First Amendment, and stating the following: “Sublandlord has failed to deliver the Expansion

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Space Notice during the Expansion Space Notice Period. If Sublandlord fails to deliver the Expansion Space Notice by the date that is thirty (30) days after the date of delivery of this notice, then, subject to the terms and conditions of the First Amendment and the Sublease, Subtenant shall have the right to exercise the Expansion Space Failure Termination Option pursuant to Paragraph 9 of the First Amendment.” If, after the failure of Sublandlord to deliver the Expansion Space Notice during the Expansion Space Notice Period, and the subsequent failure of Sublandlord to deliver the Expansion Space Notice within thirty (30) days after timely delivery of the Expansion Space Wake-Up Notice (the “Extended Expansion Space Notice Period”), then, subject to the terms and conditions hereof, Subtenant shall have the option (the “Early Termination Option”) to accelerate the Expiration Date to May 1, 2022 (the “Early Termination Date”) by delivering notice of such exercise to Sublandlord by the date that is thirty (30) days after the Extended Expansion Space Notice Period, time being of the essence, together with a payment to Sublandlord of the Termination Payment. As used herein, "Termination Payment" shall mean the sum of (1) the unamortized balance of the First Amendment Leasing Costs as of the Early Termination Date had the First Amendment Leasing Costs been loaned to Subtenant as of the Effective Date at the interest rate of nine percent (9%) per annum and had such loaned amount been repaid in equal monthly installments commencing on the Effective Date in amounts sufficient to fully amortize such loaned amount and the imputed interest thereon on the uncelebrated Expiration Date and (2) an amount equal to three (3) multiplied by the sum of Base Rent and Additional Rent due under the Sublease for the full calendar month immediately preceding the Early Termination Date. The term "First Amendment Leasing Costs" shall mean the sum of (i) the total brokerage commission actually paid by Sublandlord in connection with the First Amendment, and (ii) Sublandlord’s actual costs incurred in performing Sublandlord’s Demising Work for the Additional Space. Sublandlord and Subtenant acknowledge that the Termination Payment is not a penalty, but is a reasonable estimate of the damages to be suffered by Sublandlord as a consequence of Subtenant’s exercise of the Early Termination Option. Subtenant hereby acknowledges and agrees that Subtenant shall not be entitled to any rebate or return of any portion of the Termination Payment as a consequence of the actual costs incurred by Sublandlord in re-letting the Sublease Premises being less than the Termination Payment. Within 30 days after Subtenant’s request, made no earlier than the Effective Date and no more than once in any calendar year, Sublandlord shall provide Subtenant with a then-estimate of the First Amendment Leasing Costs. Notwithstanding anything contained herein to the contrary, Subtenant shall have no rights under this Paragraph 9 with respect to the Expansion Space (including, without limitation, any right to exercise the Early Termination Option), and Sublandlord shall have no obligations under this Paragraph 9 with respect to the Expansion Space (including, without limitation, any obligation to recognize any prior exercise of the Early Termination Option, or to deliver any Expansion Space), if (i) Subtenant is in default under any provision of this Sublease beyond the applicable notice or cure period, or otherwise in default in the payment of money under this Sublease, (ii) Subtenant shall have subleased at least 8,000 rentable square feet of space pursuant to a ROFO under Section 16.5 of the Sublease, or Subtenant shall have (from and after the date that is 12 months after the Effective Date) rejected (or shall have been deemed to have rejected) a ROFO of at least 8,000 rentable square feet of space (in a commercially reasonable configuration) in the balance of the Premises immediately adjacent to the then-applicable Sublease Premises under such Section 16.5 of the Sublease, or (iii) Subtenant shall have assigned the Sublease or sub-sublet any of the Sublease Premises (excepting Permitted Transfers). In the event that Sublandlord is obligated under this Paragraph 9 to deliver the Expansion Space, then if Sublandlord fails to so deliver (with

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Sublandlord’s Demising Work for the Expansion Space substantially complete) by May 1, 2022 (as such date shall be extended by one day for each day of delay due to a force majeure event (e.g. causes beyond the reasonable control of Sublandlord), or any act, omission (where Subtenant is obligated to act), or negligence by Subtenant or any of its employees, agents, invitees, or contractors), and, provided further, that Subtenant is in not in default under any provision of this Sublease beyond the applicable notice or cure period, or otherwise in default in the payment of money under this Sublease, Subtenant shall be entitled to an abatement of one day of Base Rent for all of the Sublease Premises for each day beyond May 1, 2022 (as such date is extended, as provided herein) that such delivery of the Expansion Space is delayed.

10.    The parties acknowledge that the provisions of Section 16.5 of the Sublease (Right of First Offer) shall remain in effect.

11.    Subject to the approval, consent, and conditions of Landlord (and otherwise in accordance with the incorporated provisions of the Lease), (a) Subtenant, at its sole cost and expense, may install building suite entry door signage in a location designated by Landlord at the entrance to the Additional Space (and Sublandlord, at its sole cost and expense, shall remove its existing signage at such entrance), and (b) have its name inserted in the multi-tenant building directory in the lobby of the Building and the multi-tenant monument sign in front of the Building.

12.    Effective as of the Additional Space Delivery Date, Subtenant shall have, as an appurtenant privilege with respect to the Additional Space, the use of the furniture, fixtures and equipment located in the Additional Space as of the date of this First Amendment, an inventory of which is attached hereto as Exhibit B (collectively, the “Additional Space Furniture”) during the term of the Sublease. Subtenant agrees to take all actions necessary or appropriate to ensure that the Additional Space Furniture shall be and remain personal property, and nothing in this Sublease shall be constituted as conveying to Subtenant any interest in the Additional Space Furniture other than its interest as a Subtenant. The Additional Space Furniture shall be used by Subtenant only at the Additional Space and in the ordinary conduct of its business. Subtenant shall, at its expense, repair and maintain, but not replace (unless damaged by Subtenant), the Additional Space Furniture so that it will remain in the same condition as when delivered to Subtenant, ordinary wear and tear from proper use excepted. In addition, as Sublandlord is not the manufacturer or vendor of the Additional Space Furniture, it makes no other representation or warranty, express or implied, as to any matter whatsoever, including without limitation the design or condition of the Additional Space Furniture, its merchantability, durability, suitability or fitness for any particular purpose, the quality of the material or workmanship of the Additional Space Furniture, or the conformity of the Additional Space Furniture to the provisions or specifications of any purchase order relating thereto, and Sublandlord hereby disclaims any and all such representations and warranties. At the expiration or earlier termination of the Term, Subtenant shall return all remaining Additional Space Furniture (and all Included Personal Property) to Sublandlord in the condition required hereunder, or, upon notice from Sublandlord, remove the same (including, notwithstanding anything to the contrary in the Sublease, all Included Personal Property) from the Sublease Premises and dispose of the same, at Subtenant’s sole cost and expense.

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13.    Provided Landlord has consented in writing to this First Amendment and Subtenant has delivered certificates evidencing the insurance required to be carried by Subtenant under the Sublease and shall have performed any other applicable obligation under the Sublease, and provided that the same shall not interfere with the performance or completion of Sublandlord’s Demising Work, Subtenant shall be entitled to reasonable early access of the Additional Space prior to the Additional Space Delivery Date for the purpose of installing furniture, trade fixtures, equipment, cabling and similar items, on all of the terms of this Sublease, except that, for such early access period prior to the Additional Space Delivery Date, Subtenant shall have no obligation to begin paying Base Rent or other charges payable (other than charges, such as freight elevator fees, etc., that are directly incurred with respect to such installation) related to the Additional Space based solely on its installation of these items, it being understood, however, that any other use or occupancy of the Additional Space by Subtenant for the operation of its business during such early access period shall require the commencement of payment of Base Rent and other charges under this First Amendment.

14.    Effective as of the Additional Space Delivery Date, Sublandlord shall provide Subtenant with four (4) of Sublandlord’s reserved, covered parking spaces. Subtenant shall have parking spaces 16, 18, 20, and 22 for a monthly fee of $75.00 per month per parking space. Such monthly fee is subject to such parking cost increases charged to Sublandlord by Landlord for such spaces (it being understood that Subtenant shall pay whatever Sublandlord is required to pay for such spaces from time to time). Effective as of the Additional Space Delivery Date, Subtenant shall receive such additional parking spaces as Subtenant is entitled to under Section 17.1 of the Sublease.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the day and year first above written.

SUBLANDLORD:	ROVI CORPORATION, a Delaware corporation

By /s/ Pamela Sergeeff
Name Pamela Sergeeff
Its General Counsel

SUBTENANT:	RADIUS HEALTH, INC., a Delaware corporation

By /s/ Brent Hatzis-Schoch
Name Brent Hatzis-Schoch
Its General Counsel

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EXHIBIT A

FLOOR PLAN OF SUBLEASE PREMISES (SHOWING ORIGINALLY DEMISED SUBLEASE PREMISES AND ADDITIONAL SPACE)

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EXHIBIT “B”

ADDITIONAL SPACE FURNITURE INVENTORY

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